Exhibit 99.1

Fulton Financial Corporation

(Logo Omitted)

FOR IMMEDIATE RELEASE	Contact:	Laura J. Wakeley
(Full text available on PR Newswire)	Cell Phone:	717-371-2379 (4/22/04)
	Office:	717-291-2739

Fulton Financial net income up 5.3% in first quarter

(April 22) – Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) earned $35.8 million in the first quarter of 2004, resulting in a 5.3 percent increase over $34.0 million for the first quarter of 2003. Diluted net income per share increased to 33 cents, a 3.1 percent increase over the 32 cents reported for the same period of 2003. Annualized return on average assets was 1.49 percent for the quarter and annualized return on average equity was 15.18 percent.

“Our earnings improvement compared to the first quarter of 2003 resulted from a $7.3 million increase in net interest income, a $3.6 million increase in investment security gains and a $1.1 million decrease in the provision for loan losses,” said Rufus A. Fulton, Jr., chairman and chief executive officer. “Net interest income growth resulted from increases in average earning assets, largely due to the Premier Bank acquisition in the third quarter of 2003. While our net interest margin decreased compared to the first quarter of 2003, it has increased in each of the last two calendar quarters.”

“Asset quality continued to be exceptional, resulting in a lower provision for loan losses, and strong equity markets allowed us to realize additional gains from our equity investment portfolio. Offsetting these positive trends were a $3.0 million decrease in other income, mainly due to rising residential mortgage interest rates which reduced origination volumes and the resulting gains on sales of loans, and a $6.6 million increase in other expenses as a result of the Premier Bank acquisition and internal growth.”

Net interest income for the quarter increased $7.3 million, or 9.7 percent, compared to the first quarter of 2003. Fulton Financial’s net interest margin was 3.79% for the first quarter of 2004, compared to 3.73% for the fourth quarter of 2003 and 4.06% for the first quarter of 2003. The improvement from the fourth quarter of 2003 was primarily due to lower deposit costs. The decline from the first quarter of 2003 was a result of average yields on earning assets decreasing further than the average cost of deposits.

- more -

Loans, net of unearned income, increased $928.0 million, or 17.5 percent, to $6.2 billion at March 31, 2004, compared to $5.3 billion at March 31, 2003. Commercial loans and mortgages increased $722.0 million, or 22.0 percent, while residential mortgages, including home equity loans, increased $180.3 million, or 15.4 percent. Premier Bank contributed approximately $367 million to the total increase in loans. Excluding Premier and the acquisition of $165 million of agricultural loans during the fourth quarter of 2003, Fulton Financial realized a $396 million, or 7.5 percent, increase in loans.

Non-performing assets were 0.32 percent of total assets at March 31, 2004, an improvement from 0.44 percent of total assets at March 31, 2003. Annualized net charge-offs for the quarter ended March 31, 2004 were 0.08 percent of average total loans, compared to 0.22 percent for the same period of 2003.

Total deposits increased $439.6 million, or 6.9 percent, to $6.8 billion at March 31, 2004, compared to $6.3 billion at March 31, 2003. Demand and savings balances increased $505.8 million, or 13.1 percent, to $4.4 billion, while time deposits decreased $66.2 million, or 2.7 percent, to $2.4 billion. The acquisition of Premier Bank added $453 million to total deposits.

Other income decreased $3.0 million, or 10.3 percent, to $26.4 million in the first quarter of 2004, due to a decrease in mortgage banking income as refinance volume declined. Other expenses increased $6.6 million, or 11.8 percent, to $62.5 million in the first quarter of 2004, compared to $55.9 million in the same period of 2003. Excluding Premier Bank, expenses increased $3.7 million, or 6.6 percent, over the first quarter of 2003. Salaries and employee benefits accounted for $2.4 million of this increase.

Fulton Financial Corporation is a $10.5 billion Lancaster, Pennsylvania-based financial holding company which operates 206 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD, Skylands Community Bank, Hackettstown, NJ; Premier Bank, Doylestown, PA, and Resource Bank, Virginia Beach, VA.

The Corporation’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc. Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA.

Residential mortgage lending is offered by all banks through Fulton Mortgage Company.

On April 1, 2004, the Corporation completed its acquisition of Resource Bankshares Corporation, headquartered in Virginia Beach, Virginia. Resource Bankshares banking subsidiary, Resource Bank, has approximately $885 million in assets and operates six community banking offices in Newport News, Chesapeake, Herndon, Virginia Beach (two locations) and Richmond in Virginia. In addition, Resource Bank operates 14 loan production and residential mortgage offices in Virginia, North Carolina, Maryland and Florida.

Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Forward-Looking Statements:

This news release may contain forward-looking statements about Fulton Financial Corporation’s future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.

Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loan and deposit products, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, creditworthiness of current borrowers, the Corporation’s success in merger and acquisition integration and customers’ acceptance of the Corporation’s products and services.

The Corporation’s forward-looking statements are relevant only as of the date on which such statements are made. By making any forward-looking statements, the Corporation assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

#    #    #

2004

3